EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP
REJECTS PREMIER PROPOSAL

        Scarsdale, New York, February 27, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that the Special Committee of its Board of Directors met on Monday, February 26, 2007 and recommended unanimously to the Board of Directors that since the previously announced proposal by Premier Home Health Care Services, Inc. remains conditional, it was not a Superior Proposal within the meaning of the Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. and therefore should be rejected. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000